Exhibit 3.10
BRAEMAR HOTELS & RESORTS INC.
CERTIFICATE OF CORRECTION
OF
    ARTICLES SUPPLEMENTARY
November 4, 2021
Braemar Hotels & Resorts Inc., a Maryland corporation (the “Corporation”), having its principal office in Baltimore City, Maryland and its corporate office in Dallas, Texas, certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:
FIRST: The Corporation filed Articles Supplementary Establishing and Fixing the Rights and Preferences of a Series of Preferred Stock with the Department on April 2, 2021 (the “Series E Articles Supplementary”), which established the rights and preferences of the Series E Redeemable Preferred Stock, par value $0.01 per share, of the Corporation.
SECOND: Section (7)(b)(v) of Article THIRD of the Series E Articles Supplementary contains erroneous cross-references. The Series E Articles Supplementary are hereby corrected as follows:
(1)Section (7)(b)(v) of Article THIRD of the Series E Articles Supplementary as previously filed is as follows:
“(v) For the avoidance of doubt, if any amendment, alteration, repeal, merger or consolidation described above in Section 7(b)(iv)(ii) would adversely affect one or more but not all classes or series of preferred stock of the Corporation, then only the classes or series of preferred stock of the Corporation adversely affected and entitled to vote on such matter shall vote as a class in lieu of all other classes or series of preferred stock of the Corporation. In addition, so long as any shares of Series E Preferred Stock remain outstanding, the holders of the outstanding shares of Series E Preferred Stock also will have the exclusive right to vote on any amendment, alteration or repeal of the provisions of the Charter, including the articles supplementary establishing the Series E Preferred Stock, on which holders of Series E Preferred Stock are otherwise entitled to vote pursuant to Section 7(b)(vi)(ii) above that would alter only the contract rights, as expressly set forth in the Charter, of the Series E Preferred Stock, and the holders of any other classes or series of the capital stock of the Corporation will not be entitled to vote on such an amendment, alteration or repeal.”
(2)Section (7)(b)(v) of Article THIRD of the Series E Articles Supplementary as corrected is as follows:
“(v) For the avoidance of doubt, if any amendment, alteration, repeal, merger or consolidation described above in clause (ii) of the first sentence of Section 7(b)(iv) would adversely affect one or more but not all classes or series of preferred stock of the Corporation, then only the classes or series of preferred stock of the Corporation adversely affected and entitled to vote on such matter shall vote as a class in lieu of all other classes or series of preferred stock of the Corporation. In addition, so long as any shares of Series E Preferred Stock remain outstanding, the holders of the outstanding shares of Series E Preferred Stock also will have the exclusive right to vote on any amendment, alteration or repeal of the provisions of the Charter, including the articles supplementary establishing the Series E Preferred Stock, on which holders of Series E Preferred Stock are otherwise entitled to vote pursuant to clause (ii) of the first sentence of Section 7(b)(iv) above that would alter only the contract rights, as expressly set forth
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in the Charter, of the Series E Preferred Stock, and the holders of any other classes or series of the capital stock of the Corporation will not be entitled to vote on such an amendment, alteration or repeal.”
    THIRD: This Certificate of Correction of Articles Supplementary has been prepared in accordance with the provisions of Section 1-207 of the Maryland General Corporation Law.
    FOURTH: The undersigned Chief Executive Officer and President of the Corporation acknowledges this Certificate of Correction of Articles Supplementary to be the act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer and President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.
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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Correction of Articles Supplementary to be executed in its name and on its behalf by its President and attested to by its Secretary as of the date first written above.

BRAEMAR HOTELS & RESORTS INC.

By:	/s/ Richard J. Stockton
Name: Richard J. Stockton
Title: Chief Executive Officer and President

ATTEST:

By:	/s/ Alex Rose
Name: Alex Rose
Title: Executive Vice President, General Counsel and Secretary

    [Signature Page to Certificate of Correction (Series E Articles Supplementary)]